Exhibit 10.8

STOCK PURCHASE AGREEMENT

Among

USA SYNTHETIC FUEL CORPORATION
as Purchaser

and

GLOBAL ENERGY, INC.
as Seller

and

     LIMA ENERGY COMPANY

Dated  June 11 , 2010

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) dated June 11, 2010 is made by and between USA Synthetic Fuel Corporation, a Delaware corporation (“USASF” or “Purchaser”), Global Energy, Inc., an Ohio corporation (“Global Energy” or “Seller”), and Lima Energy Company, an Ohio corporation and a wholly owned subsidiary of Global Energy (“Lima Energy”).

WHEREAS, Global Energy owns 100% of the issued and outstanding common stock of Lima Energy.

WHEREAS,  Lima Energy owns, or shall own as of the Closing Date, all of the tangible and intangible assets of the Lima Energy Project (“Project”), which Project consists of three phases referred to as GAS 1 (14 BCF/yr.), GAS 2 (33 BCF/yr.), and CCGT (516MW net).

WHEREAS,  Lima Energy is authorized to issue eight hundred fifty (850) shares of  common stock,  no par value (“Common Stock”) of which one hundred (100) shares of the Common Stock are currently outstanding and held by Global Energy (the “Shares”).

In consideration of the mutual promises and covenants contained in this Agreement and the transaction contemplated hereby (the “Transaction”), and intending to be legally bound by the terms and conditions of this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1            Definitions.

In addition to capitalized terms defined elsewhere in this Agreement, the following capitalized terms used in this Agreement have the following meanings for all purposes of this Agreement:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended (whether or not any Party is then subject to said act).

“Agreement” has the meaning set forth in the preface above.

Ancillary Agreements” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Parties in connection with the Transaction.

“Authorization” means all licenses, permits, franchises, certificates, approvals, exemptions, classifications, consents, registrations and other similar documents and authorizations issued by any Governmental Entity or required pursuant to any Energy Regulations, including, but not limited to, all applications for and issuances of Registrations, and further including, without limitation, all Authorizations identified on Schedule 3.16 attached hereto.

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“BCF/Yr” means Billion Cubic Feet per Year, as it applies to synthetic natural gas (SNG).

 “Business Day” means any day except Saturday, Sunday or any other day, including holidays, on which banks are generally not open for business in the City of Cincinnati, Ohio.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” means the execution of the sale and purchase of Shares referred to in this Agreement.

“Closing Date” means the day upon which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

 “Common Stock” has the meaning set forth in the recitals above.

“Company” means Lima Energy.

“Company Indebtedness” means at any particular time, without duplication: (i) any indebtedness of Lima Energy for borrowed money (including, without limitation, all obligations for principal, interest, premiums, penalties, fees, expenses and breakage costs); (ii) any indebtedness of Lima Energy evidenced by any note, bond, debenture or other debt security; (iii) any outstanding reimbursement obligations of Lima Energy with respect to letters of credit, or otherwise; (iv) any outstanding amounts due from Lima Energy pursuant to contract, including any guarantee(s) of other indebtedness, or otherwise; (v) any obligation of Lima Energy under leases capitalized in accordance with GAAP, (vi) any cash settlement obligation of Lima Energy with respect to the termination of currency exchange contracts, hedge agreements, swap contracts or other similar arrangements; and (vii) any other indebtedness, outstanding liabilities or obligations of Lima Energy whether now owing or contingent in nature, or whether secured or unsecured.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, dated January 4, 2010 between Global Energy and USASF.

 “Copyrights” means:  (i) the copyright registrations and applications for registration; (ii) all rights of copyright, industrial property and moral rights in and all works of authorship in any medium, whether or not copyrightable and whether or not completed, published, or used, including without limitation all such rights in any work product, concepts, compilations, databases, compilations, ideas reduced to any tangible form, drafts, writings, plans, sketches, layouts, copy, designs, artwork, printed or graphic matter, promotions, video, films, photographs, illustrations, slides, mechanicals, audio and video recordings and other audiovisual works, transcriptions, software, source code, object code, binary code, software development documentation and programming tools, and all derivative works, translations, adaptations, or combinations of any of the foregoing; (iii) any other intellectual property or proprietary rights of any kind owned by or used or held for use by Lima Energy exclusively in connection with the business (including, but not limited to, any license or other rights of Lima Energy or any of its Affiliates, whether as a licensor, a licensee or otherwise, relating to any of the foregoing).

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“Customers” means, collectively, each customer of Lima Energy.

“Customer Contracts” means all agreements with Customers, as set forth on Schedule 3.14.

 “Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution or defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) Employee Welfare Benefit Plan or (d) fringe benefit, other retirement, bonus, severance, stock purchase, stock option, incentive, or other employee benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2) (excluding any Multiemployer Plan).

“Energy Regulations” means any state or federal laws, rules, regulations, orders or other requirements applicable to the businesses of Lima Energy, including without limitation any approvals, authorizations, filing or registration requirements, permits, licenses, consents, reporting requirements, protocols or operating procedures required by any Governmental Entity

“Environmental Laws” means any applicable law, statute, code, ordinance, regulation, rule, order, permit, judgment, order, decree, determination or injunction, whether local, state, or national, relating to pollution or the protection of the environment or exposure of Persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products, radioactive materials, asbestos or asbestos-containing material, or solid or hazardous waste.  As used above, the terms “release” and “environment” shall have the meaning set forth in CERCLA.

“Environmental Matters” means any liability or obligation arising under any Environmental Law, whether arising under theories of contract, tort, negligence, successor or enterprise liability, strict liability or other legal or equitable theory, including (i) any failure to comply with an applicable Environmental Law and (ii) any liability or obligation arising from the presence of, release or threatened release of, or exposure of persons or property to, Hazardous Materials at the locations where the Business is or has been conducted or elsewhere.  As used above, the term “release” shall have the meaning set forth in CERCLA.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Information” means the financial information provided by Seller to Purchaser and identified on Schedule 3,8.

“Financial Statements” has the meaning set forth in Section 3.20 below.

“FIRPTA Certificate” has the meaning set forth in Section 8.1(f) below.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency with jurisdiction over the business of Lima Energy.

“Hazardous Materials” means any pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA or any Environmental Law), pesticides, solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act or any Environmental Law), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), asbestos or any other material (or article or mixture containing such material) listed or subject to regulation under any Environmental Law.

“Income Tax” or “Income Taxes” means any Taxes imposed on or measured by net income.

“Income Tax Return” means any Tax Return relating to Income Taxes and the Ohio personal property tax, including any schedule or attachment thereto.

“Indemnified Party” means a party entitled, or seeking to assert rights, to indemnification under Article VIII of this Agreement, including all of such Party’s directors, officers, and employees.

“Indemnifying Party” shall have the meaning set forth in Section 8.3.

“Indemnity Claim Notice” shall have the meaning set forth in Section 8.3.

 “Intellectual Property” means, collectively, (i) all Copyrights, (ii) all Patent Rights, (iii) all Trademarks, (iv) all Product Know-How.

“IRS” means the United States Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of Treasury.

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 “Knowledge” means, with respect to any Party, and in the case of Global Energy and Lima Energy, shall specifically include all of their respective directors and executive officers, such actual knowledge of the Party or other individual, including such knowledge as that Party or individual would obtain after the exercise of reasonable investigation.

“Laws” means all laws, statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities, including but not limited to, Energy Regulations applicable to Seller and Lima Energy, and all common law standards.

“Licensed Intellectual Property” means, collectively, the following intellectual property in each case used by Lima Energy in the conduct of its business: (i) all Copyrights, (ii) all Patent Rights, (iii) all Trademarks, (iv) all Product Know-How; except that in each case the word “exclusively” is deleted from the respective definition.

“Liens” means any mortgage, pledge, charge, lien or other encumbrance (whether arising by contract or operation of law), other than (a) liens for Taxes or assessments not yet due and payable, (b) mechanics’ materialmen’s, carriers’, workers’, repairers’, landlords’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no material default on the part of Lima Energy or the validity of which are being contested in good faith, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by governmental authorities or under the terms of leases of real property, and (d) such other liens, imperfections in or failure of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments that currently exist or which would be disclosed by a survey or inspection of the real property leased or owned by Lima Energy and that are not material to the ownership or use of the asset or property affected.

“Lima Energy GAS 1” means the corporation which shall own 100% of phase 1 of the Project, known as GAS 1, with sole and exclusive rights to complete development, build and operate GAS 1, which shall consist of all facilities necessary and related to build a single gasification unit to convert solid hydrocarbons in sufficient quantities to produce approximately 47,000,000 BTUs per day of synthetic natural gas (SNG), approximately 14 BCF per year of production.  GAS 1 will also generate approximately 57 MW (net) of electricity.

 “Losses” shall have the meaning set forth in Section 9.1.

“Material Adverse Effect” means, when used in reference to the business, any change, effect, event, circumstance, occurrence or state of facts that is, or which reasonably could be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), cash flows or results of operations of the businesses of Lima Energy including, without limitation, the loss of, or the material deterioration of relations with, a material Customer of the business of Lima Energy.

 “Ordinary Course of Business” means the ordinary course of business of Company consistent with past custom and practice.

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 “Parties” means the parties to this Agreement, which are Global Energy, Lima Energy and USASF.

“Patent Rights” means:  (i) the patents and patent applications identified on Schedule 3.19 attached hereto, (ii) any other patents and patent applications worldwide owned or licensed from a third party by Lima Energy or any of its Affiliates relating exclusively to the Business, (iii) any continuation, continuation-in-part and divisional patent applications based on any of the foregoing and any patents issuing therefrom; (iv) all inventions, invention disclosures, or discoveries, whether or not patented.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity.

“Proceeding” has the meaning set forth in Section 3.6 .

“Product Know-How” means all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results, customer lists, customer data, business strategies, outside analysts’ plans and reports, outlooks, forecasts and other similar documents, technology and technical, scientific and clinical information and data necessary and in each case used exclusively for the performance of the Business, and for obtaining registrations for, each of the products and services provided in the Business, as applicable, as such is provided to Customers as of the date hereof.

“Project” has the meaning set forth in the recitals.

 “Purchase Price” has the meaning set forth in Section 2.2 .

“Purchaser” means USASF.

“Purchaser Indemnified Parties“ means Purchaser and its Affiliates, their respective officers, managers, members, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

 “Seller” means Global Energy.

“Seller Indemnified Parties” means either Seller, its respective officers, managers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Senior Secured Note” or “Note” has the meaning set forth in Section 2.2 and is attached as Exhibit A.

“Shares” has the meaning set forth in the recitals.

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 “Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests or has the direct power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, capital gains, excise, real property, personal property, sales, use, license, withholding, employment, social security, business license, workers compensation, payroll, stamp, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” shall mean any and all reports, returns, requests for refund, declarations, or statements relating to Taxes, including any schedule or attachment thereto and including any amendments thereto.

 “Technical Information” means, collectively, the following data and information held by or any of its Affiliates:  (i) any and all data relating to the Business; (ii) any and all adverse event data relating to the Business; (iii) specific customer data and information relating to the Customer Contracts; and (iv) such other categories of data and information relating to the Business.

“Trademarks” means all trademarks and service marks (whether or not registered) and any registrations and applications therefor worldwide, trade names, logos, slogans, designs, fictitious names, corporate names, ,  product inserts, labels, logos and associated artwork, all Internet domain names in any TLD owned or licensed by Lima Energy and used exclusively by Lima Energy in connection with the Business as set forth on Schedule 3.19 hereto and all goodwill appurtenant to any or all of the foregoing, including, but not limited to, all of the marks and names identified on Schedule 3.19 attached hereto.

“Transaction” means the execution, delivery and performance by the Parties of this Stock Purchase Agreement, including the delivery by the Parties, at Closing or thereafter, of any documents reasonably inferable under the Stock Purchase Agreement as being necessary to accomplish the purposes thereof.

1.2             Other Definitional Provisions.

All accounting terms not otherwise defined herein have the respective meanings ascribed thereto by GAAP.  All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Underlined references to Articles, Sections, Schedules and Exhibits shall refer to those portions of this Agreement.  The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

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ARTICLE II
PURCHASE OF SHARES; PURCHASE PRICE

2.1.           Sale of Shares.  In exchange for and in consideration of the Purchase Price, to be paid by USASF at Closing in accordance with Section 2.2 below, and subject to all other terms and conditions of this Agreement, Global Energy shall sell, transfer, deliver and assign the Shares to USASF, and USASF shall purchase the Shares from Global Energy.

2.2           Payment of Purchase Price.  In exchange for the Shares, USASF shall pay Global Energy Six Million Four Hundred Thirty Nine Thousand Four Hundred Twenty Nine Dollars ($6,439,429.00) (the “Purchase Price”).  The Purchase Price shall be satisfied at Closing by USASF delivering to Global Energy a duly executed senior secured note in the amount of the Purchase Price, in the form attached hereto as Exhibit “A” (the “Note”).

2.3           Retention of  Interest in Lima Energy GAS 1.  Notwithstanding the conveyance of the Shares as set forth in Section 2.1, it is expressly understood and agreed that Global Energy shall retain a full 50% ownership interest in Lima Energy GAS 1, which  interest shall be reflected and retained in any future modification to ownership structure, including the formation of any project company for GAS 1.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GLOBAL ENERGY

Except as disclosed in the Disclosure Schedule attached hereto (the “Disclosure Schedule”), Global Energy hereby represents and warrants to USASF as follows:

3.1           Global Energy Ownership of the Shares.

3.1.1 The authorized capital stock of Lima Energy consists of 850 shares of Common Stock, no par value.  The Shares are the only issued and outstanding equity in Lima Energy.  All of the Shares are owned beneficially and of record by Global Energy.  The Shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued without violating the preemptive rights of any party.  No other shares of capital stock of Lima Energy are held by Lima Energy as treasury shares.

3.1.2 Global Energy has sole and exclusive title to the Shares, free and clear of any liens, encumbrances, equities and claims, charges, or pledges of any nature whatsoever and any voting trusts, restrictions and claims of any kind, and the consummation of the Closing hereunder will vest good and marketable title in the Shares in USASF, free and clear of any Lien, charge, pledge or encumbrance of any nature whatsoever and any voting trust, restrictions and claims of any kind.  Global Energy represents that (i) the Shares are freely assignable by Global to USASF; (ii) Global Energy has not granted any Person (other than USASF) the right or option to acquire the Shares, or any portion thereof; and (iii) Global Energy waives any preemptive or other right to acquire equity interests in Lima Energy that Global Energy has or may have had by virtue of its ownership of the Shares.  Global Energy further represents that it has full right, power and authority to effect the sale and delivery of all the Shares to USASF; and upon the delivery of, against payment for, the Shares pursuant to this Agreement, USASF will acquire title thereto, free and clear of any liens, encumbrances, equities or claims of any third person.

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3.1.3 No subscription, option, warrant, call, conversion right or commitment of any kind exists which obligates Lima Energy to issue any of its authorized but unissued equity securities or to grant any right to acquire such equity securities.  Lima Energy has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.  There are no outstanding or authorized stock appreciation rights, phantom stock or similar rights with respect to Lima Energy.  There are no agreements, voting trusts or proxies with respect to the voting, control or registration of the Shares that will affect any of the Shares from and after the Closing.

3.2           Organization and Corporate Power of Global Energy; No Violations.  Global Energy is a corporation duly organized, validly existing and in good standing under the laws of Ohio and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have either individually or in the aggregate, a material adverse effect on the business, operations, financial condition, assets, liabilities or contractual rights (a “Material Adverse Effect”) of Global Energy.  Global Energy has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement, and generally to carry out the Transaction contemplated hereby.  The copies of the Articles of Incorporation and bylaws of Global Energy, as amended to date and which have been furnished to USASF by Global Energy, are correct and complete as of the date hereof and remain in full force and effect and have not been rescinded.

3.3           Authorization; Enforceability.  This Agreement and the Transaction are within Global Energy’s corporate powers and have been duly authorized by all necessary corporate (including, if required, stockholder) action.  This Agreement has been duly executed and delivered by Global Energy, and this Agreement, when executed and delivered will constitute a legal, valid and binding obligation of Global Energy, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.4           Approvals; No Conflicts.  The Transaction (a) does not require any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any governmental entity, or other action or, any, except as have been obtained or made and are in full force and effect, (b) will not violate any applicable state or federal law or the Articles of Incorporation, bylaws or other organizational documents of Global Energy in a way that could be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Global Energy or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by Global Energy in a way that could be expected to result in a Material Adverse Effect, (d) will not result in the creation or imposition of any encumbrance on any property of Global Energy, under any such indenture, agreement or other instrument in a way that could be expected to result in a Material Adverse Effect, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon Global Energy or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by Global Energy that could be expected to result in a Material Adverse Effect, and (f) will not result in the creation or imposition of any lien on any property of Global Energy, under any such indenture, agreement or other instrument that could reasonably be expected to result in a Material Adverse Effect.

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3.5           Offering.  Subject in part to the truth and accuracy of USASF’s representations set forth in Section 5 of this Agreement, sale of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the qualification or registration requirements of applicable state securities laws or other applicable blue sky laws.

3.6           Litigation.  Except as stated in Schedule 3.6, there are no actions, suits, proceedings, injunctions, judgments, orders, writs, decrees, rulings, determinations, awards, charges or other orders by or before any court, arbitrator or Governmental Entity (“Proceeding(s)”) pending against or, to the Knowledge of Global Energy, threatened against or affecting Global Energy that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect to this Transaction.  To Global Energy’s Knowledge, no Proceeding has been threatened with respect to the business, or against Lima Energy or any of its assets or properties.

3.7           Assets and Properties of the Business.  Except as set forth on Schedule 3.7, Lima Energy owns, and has good and marketable title to, all of the assets, properties and rights used in connection with the conduct of its business, free and clear of all Liens.  Lima Energy leases or owns all properties and assets necessary for the operation of its business as currently conducted, and such assets and properties include all of the assets and properties, of every kind and nature, whether tangible or intangible, and wherever located, which are used, useful or useable by Lima Energy in the conduct of its business. No Affiliate of Lima Energy (including, without limitation, Global Energy) in any manner owns or controls any assets or properties used, useful or useable in connection with its business, except through the ownership of the Shares.   Global Energy shall transfer all of Global Energy’s right, title and interest to all of the tangible and intangible assets of the Project to Lima Energy before Closing in furtherance of Global Energy’s obligations pursuant to Section 6.3 hereof. No creditor of Global Energy has any Lien on any asset, property, or right which is the subject of this Agreement and Transaction.

3.8           Financial Information.  The Financial Information provided to USASF by Global Energy and identified on Schedule 3.8 has been prepared in good faith from the books and records of Global Energy and Lima Energy and such books and records have been maintained on a basis consistent with the past practice of Global Energy and Lima Energy.    The Financial Information fairly presents the financial condition of the business of Lima Energy.

3.9           Absence of Changes.

Except as set forth on Schedule 3.9, Lima Energy has not:

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3.9.1.	canceled any material indebtedness owing to Lima Energy, except in the Ordinary Course of Business;

3.9.2.
acquired, sold, transferred or otherwise acquired or disposed of any material assets or properties except in the Ordinary Course of Business; mortgaged, pledged or subjected to any Lien any of its assets or properties; entered into any lease of real property or buildings; or entered into any lease of machinery or equipment;

3.9.3.	made any material change in any method of accounting or accounting practice;

3.9.4	made any single capital expenditure in excess of $25,000 or made any such capital expenditures in excess of $50,000 in the aggregate;

3.9.5
borrowed or agreed to borrow any funds, guaranteed or otherwise become liable or responsible for the material obligations of any Person (other than by endorsement of checks for collection in the Ordinary Course of Business), issued any notes or other debt securities or paid or discharged any outstanding indebtedness or made any loans, advances or capital contributions to, or investments in, any Person other than Lima Energy; or waived any of its material rights;

3.9.6
issued or sold any stock, equity interests or other securities or any options, warrants or other rights to acquire any such stock, equity interests or other securities or declared, set aside or made payment or distribution upon any of its capital stock or, directly or indirectly, purchased, redeemed, or otherwise acquired or disposed of any shares of its capital stock;

3.9.7	instituted or settled any Proceeding before any court, arbitrational tribunal, administrative agency or commission or other Governmental Entity;

3.9.8
entered into any transaction other than in the Ordinary Course of Business, except in connection with the execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby;

3.9.9	suffered any material damage, destruction or loss to any of its assets or properties (whether or not covered by insurance); or

3.9.10	committed in writing to do any of the foregoing.

3.10         Legal Compliance.  Lima Energy is in compliance with all applicable Laws, rules and regulations of any Governmental Entity, including but not limited any Energy Regulations, and has been at all times during the last three years.  Lima Energy has not received any notice or communication alleging noncompliance with any applicable Law (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder).

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3.11         Taxes.

Except as provided in Schedule 3.11:

3.11.1
Lima Energy has timely filed all Tax Returns that it was required to file for all taxable years and periods in which any such Tax Returns were due and all such Tax Returns are true and correct in all respects.  All Taxes payable in respect of the taxable periods covered by such Tax Returns have been paid or (if identified on Schedule 3.11) are being contested in good faith with appropriate reserves.  All Taxes of Lima Energy not yet due and payable have been fully accrued on the books of Lima Energy or Global Energy, as applicable.

3.11.2
USASF has had access to completed copies of (i) all federal, state, local and foreign Income Tax Returns filed by, or on behalf of, Lima Energy relating to taxable periods ending on or after December 31, 2002, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to Lima Energy.

3.11.3
No federal, state, or local tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax Returns of Lima Energy.  All assessments and charges for Taxes (including penalties and interest, if any) against Lima Energy related to any prior period have been paid by Lima Energy, including any necessary adjustments with state and local taxing authorities, and no deficiency in payment of any Taxes of Lima Energy for any period has been asserted by any taxing authority which remains unsettled at the date hereof.  Lima Energy has not executed or filed with any taxing authority any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes and no power of attorney has been executed or filed with any taxing authority by or on behalf of Lima Energy.

3.11.4
Lima Energgy has been a validly electing “C” corporation within the meaning of Sections 1361 and 1362 of the Code at all times since December 15, 1999 and Lima Energy will be a “C” corporation up to and including the day before the Closing Date.

3.12         Agreements

3.12.1	Schedule 3.12 lists all of the following agreements to which Lima Energy is a party or by which Lima Energy, the Project or any of its assets or properties are or may be bound:

3.12.2	any agreement for the sale, purchase or lease of real property, or the sale, purchase or lease of personal property from or to another Person that involves consideration in excess of $20,000;

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3.12.3
any agreement for the purchase or sale of products, materials, supplies and equipment or the furnishing of services in excess of $20,000 (other than orders for the sale of products in the Ordinary Course of Business);

3.12.4
any agreement for the disposition of the assets or business of Lima Energy or any agreement for the acquisition of the assets or business of any other Person (other than acquisitions and dispositions of inventory in the Ordinary Course of Business);

3.12.5	any agreement concerning a partnership or joint venture;

3.12.6
any agreement (or group of related agreements) under which Lima Energy has created, incurred, assumed, or guaranteed (or may create, incur, assume or guarantee) any Company indebtedness (including capitalized lease obligations) in excess of $10,000 and all guarantees issued by Lima Energy on behalf of any other person regardless of amount;

3.12.7	any agreement under which Lima Energy has agreed not to compete;

3.12.8	any written employment agreement, consulting agreement or independent contractor agreement;

3.12.9	any agreement with an Affiliate;

3.12.10	any agreement affecting the voting or disposition of the proprietary interest in Lima Energy or affecting the management of Lima Energy;

3.12.11	any powers of attorney granted to any person, firm or corporation for any purpose whatsoever; and

3.12.12	any other agreement with respect to which the obligation of any party thereto is in excess of $20,000.

3.12.13
Each agreement listed on Schedule 3.12 is legal, valid, binding and enforceable and in full force and effect.  Neither Lima Energy nor, to Global Energy’s Knowledge, any other party is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to Global Energy’s Knowledge, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by Lima Energy or, to Global Energy’s Knowledge, any other party under such agreement.  Lima Energy has not received any advance payment against any contract, agreement, provision of service, or other arrangement to the extent not yet performed, and Lima Energy has not assigned to any other party any rights to payment or receivables in respect of any contract, agreement, provision of service, or other arrangement performed or not yet performed, or any claim or cause of action of any nature whatsoever.

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3.12.14	To Global Energy’s Knowledge, there are no oral agreements to which Lima Energy is a party or by which Lima Energy, the Project or any of its Assets or any of its properties are or may be bound.

3.13         Accounts Receivable. All accounts receivable of Lima Energy reflected on its balance sheets included in the Financial Statements (other than those paid since the date of such Financial Statements) are valid receivables arising from sales actually made or services actually performed and are current and collectible at rates consistent with historical collections and subject to the reserve for bad debts reflected on the Financial Statements.  The accounts receivable of Lima Energy created since the date of the Financial Statements have been created in the Ordinary Course of Business.  Except as set forth on Schedule 3.13, Lima Energy has not received any written notice from an account debtor stating that any account receivable is subject to any contest, claim or setoff by such account debtor.

3.14         Customers; Suppliers.  Schedule 3.14(a) lists all agreements between Lima Energy and any of its Customers or suppliers.  None of the Customers or suppliers listed on Schedule 3.14(a) has canceled or, to Lima Energy’s or Seller’s Knowledge, threatened to cancel, any of the agreements listed on Schedule 3.14(a).  Each agreement listed on Schedule 3.14(a) is legal, valid, binding and enforceable and in full force and effect and will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing.  Neither Lima Energy nor, to Lima Energy or Seller’s Knowledge, any other party, is in breach or violation of, or default under, any such agreement and no event has occurred, is pending or is, to Lima Energy or Seller’s Knowledge, threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Lima Energy or, to Seller’s Knowledge any other party, under such agreement.  Lima Energy has not received any notice to the effect that it may have material problems with respect to the availability of such materials, supplies, equipment, and services.

3.15         Authorizations.  Schedule 3.15 sets forth a true, accurate and complete list of all Authorizations held by Lima Energy relating generally to its business as presently conducted, and specifically to its development of the Project (including permits related to any Environmental Regulations or any Environmental Law).  The Authorizations listed on Schedule 3.15 are in full force and effect, and neither Global Energy nor Lima Energy has received any notice that any Governmental Entity intends to cancel or terminate any such Authorization.  The execution and delivery of this Agreement and the additional Ancillary Agreements, and the consummation of the Transaction will not adversely affect or otherwise impair the ability of Lima Energy to enjoy the benefits or any of such Authorizations, or to continue with development of the Project.

3.16         Insurance.  Schedule 3.16 sets forth the policies of insurance maintained by Lima Energy, setting forth policy numbers, carriers’ terms and amounts of coverage.  Such policies are in full force and effect, all premiums due and owing under such policies have been paid and Lima Energy has complied in all material respects with the provisions of such policies.  No written notice of cancellation of any such policies or premium increases in excess of 10% has been received by Lima Energy or the Sellers and such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement or the additional Ancillary Agreements.  There is no material claim pending under any such policy as to which coverage has been denied or disputed.

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3.17        Real Property.

3.17.1
Lima Energy owns no real property.  Neither Lima Energy nor Global Energy has any Knowledge of any fact or circumstance that would materially delay or prevent the Project from receiving, or being granted, access easements, utility easements, or any other related approvals necessary for the Project.

3.17.2	There are no pending or, to Lima Energy or Seller’s Knowledge, threatened condemnation proceedings with respect to any of the real property on which the Project is to be constructed.

3.18        Environmental Matters.  Except as disclosed in Schedule 3.18:

3.18.1
Lima Energy is in compliance in all material respects with all Environmental Laws.  Except as set forth on Schedule 3.18, neither the consummation of the Transaction nor the conduct of the businesses of Lima Energy (including, without limitation, the development of the Project), presently violates any Environmental Law, and no provisions of any such Environmental Law requires the consent of, or notice to, any Governmental Entity for the consummation of the Transaction or the additional Ancillary Agreements.  There is no pending, or to Global Energy’s or Lima Energy’s Knowledge, threatened, civil or criminal litigation, written notice of violation, claim, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity or other Person, relating to any Environmental Law involving the Business.  Lima Energy is not a party to or bound by any court order, administrative order, consent order or other agreement entered into with any Governmental Entity or other Person in connection with any Environmental Matters.  Neither Lima Energy nor, to the Seller’s Knowledge, any owner of any property utilized by Lima Energy, during the period of such utilization: (i) has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous or toxic waste in violation of any Environmental Law or reported a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment in violation of any Environmental Law in connection with the Business, or (ii) has any liability, contingent or otherwise, under any Environmental Law in connection with, or with respect to, any release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, or the placement of any hazardous or toxic waste, substance or constituent, or other substance on property, now or formerly owned or used by Lima Energy in connection with the operation of the Business or the development or manufacture of the products sold in connection with the Business or the composition of such products.  Lima Energy has not, and to the Seller’s Knowledge, no other Person has, generated, treated, stored, released, transferred or disposed of or placed in violation of any Environmental Law, any hazardous materials or hazardous substances on any property currently or formerly owned or leased by Lima Energy and Lima Energy has not generated, treated, stored, released, transferred or disposed of or placed in violation of any Environmental Law, any hazardous materials or hazardous substances on or into any waste disposal site or other property owned or operated by a third party.  Neither Lima Energy nor, to the Seller’s Knowledge, any other Person for whose conduct Lima Energy is or may be held responsible, has taken any action, or failed to take any action, to cause liability for any Environmental Matters for property owned or operated by a third party.  To the Seller’s Knowledge, there are no underground tanks on any properties owned or leased by Lima Energy.

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3.18.2
Neither Lima Energy nor Global Energy (with respect to the business of Lima Energy or the Project), has received a written information request or notice of potential responsible party status regarding any location that is listed, or to the Knowledge of Lima Energy or Global Energy proposed for listing, on the National Priorities List under CERCLA or any analogous state or foreign list.

3.19         Intellectual Property. Lima Energy has a license, issued by ConocoPhillips, to use the ConocoPhillips EGASTM technology on the Project as identified on Schedule 3.19.  The existing license is part of the Lima Energy assets that are the subject of this Transaction.  Lima Energy has the right to make the engineering, design and construction decisions as to the use of the E-GAS™ technology and shall use the ConocoPhillips E-GAS™ technology in developing the Project.

(a)        Lima Energy owns exclusively and has good, valid and marketable title to, all of the Intellectual Property free and clear of any Liens, except as set forth in Schedule 3.19(a), and except as to those Intellectual Property for which Lima Energy holds a valid and enforceable license to use Intellectual Property as currently used. The Intellectual Property represents all intellectual property or proprietary rights necessary or useful for the conduct of Lima Energy’s Business. Except as set forth on Schedule 3.6, no litigation or claim of any kind is pending or, to Seller’s Knowledge, threatened in writing against Lima Energy and/or its directors, officers, employees, and consultants, in their capacity as such, to the effect that (i) the right, title and interest of Lima Energy in and to the Intellectual Property is invalid or unenforceable or that any of the Intellectual Property infringes, misappropriates, dilutes or otherwise violates the rights of a third party, or (ii) challenging any of Lima Energy’s ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property; and (iii) there is no actual or threatened adverse claim, judgment, injunction, order, decree or agreement restricting the use of any Intellectual Property use in connection with any of the products and/or services provided by Lima Energy.  Except as set forth on Schedule 3.19(a), to the Knowledge of Seller, there exists no prior act or current conduct or use by Lima Energy that would give cause to any licensor of Intellectual Property licensed to Lima Energy to terminate or otherwise impair the rights of Seller pursuant to any such license agreement. Except as set forth in Schedule 3.19(a), Lima Energy has not brought or threatened a claim against any person (A) alleging infringement, misappropriation, dilution or any other violation of the Intellectual Property, or (B) challenging any person’s ownership or use of, or the validity, enforceability or registrability of, any Intellectual Property and, to the Knowledge of Seller, there is no reasonable basis for a claim regarding any of the foregoing. All former and current employees of Lima Energy have executed written instruments assigning to Lima Energy such employee’s rights to any inventions, improvements, discoveries or information relating to the business of Lima Energy. No current or former stockholder, director, officer, employee or contractor of Lima Energy (or any predecessor in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any right, title or interest in or to any of the Intellectual Property. All Intellectual Property was developed by either:  (x) employees of Lima Energy acting within the scope of their employment, or (y) independent contractors who have assigned all of their rights in such Intellectual Property to Lima Energy pursuant to a written agreement.

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(b)        Schedule 3.19(b) lists each contract, license, permission or other agreement  pursuant to which Lima Energy or any of its Affiliates is granted any license or other right to use any Intellectual Property or Licensed Intellectual Property (the “Inbound License Agreements”).  Except for rights granted to Lima Energy pursuant to the Inbound License Agreements, Lima Energy has sole and exclusive ownership of each item of Intellectual Property and Licensed Intellectual Property.

(c)        Lima Energy has paid or, to Seller’s Knowledge, the applicable licensor has paid, in full all registration, application, filing, recordation and maintenance fees and royalties related to the Intellectual Property falling due within ninety (90) days after the Closing Date, and no office action responses or other actions with respect to the Intellectual Property fall due within ninety (90) days after the Closing Date.

(d)        To the Knowledge of Seller, Lima Energy does not utilize any intellectual property other than the Intellectual Property set forth on Schedule 3.19(a) and the Licensed Intellectual Property.

(e)        Except as otherwise indicated in Schedule 3.19, all Intellectual Property is valid and subsisting, in full force and effect, and has not been cancelled, expired, or abandoned.

3.20         Financial Statements. Global Energy has delivered or made available to Purchaser a copy of (i) the balance sheet of Lima Energy as of December 31, 2008, and the unaudited statements of income and stockholders’ equity capital, shareholders’ equity and cash flows for the twelve-month period then ended, (ii) the unaudited balance sheet of Lima Energy as of March 31, 2009, and the unaudited statements of income and stockholders’ equity and cash flows for the three-month period then ended.  The balance sheet so provided or made available fairly presents the financial position of Lima Energy as of the date of such balance sheet, and each statement of income and cash flows so provided or made available fairly presents the results of operations and changes in cash flows, as the case may be, of Lima Energy for the periods set forth therein, in each case in accordance with GAAP consistently applied during the period indicated.

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3.21         Bank Accounts.  Schedule 3.21 contains a list of all bank accounts of Lima Energy and the names of persons having signature authority with respect thereto or access thereto.

3.22         Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.22, Lima Energy does not have, as of the Closing Date, and will not have any material obligation or liability (whether accrued, absolute, contingent or otherwise, whether due or to become due and whether the amount thereof is readily ascertainable or not) arising out of any transaction entered into prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Financial Statements, (b) liabilities and obligations which have arisen after the date of the Financial Statements in the Ordinary Course of Business, (c) obligations under contracts and commitments described on Schedule 3.12 or (d) obligations pursuant to purchase orders entered into in the Ordinary Course of Business (but not liabilities for any breach of any such contract, commitment or purchase order occurring on or prior to the Closing Date).  Notwithstanding the foregoing, Lima Energy does not have any liabilities of any nature, contingent or otherwise, with respect of letters of credit. At Closing, Lima Energy will not have any Company Indebtedness other than as set forth in Schedule 3.22.    If, after closing, any Company Indebtedness  not identified on Schedule 3.22, arises from any pre-closing activity by, or on behalf of, Lima Energy, the amount owed by USASF under the Note shall be reduced by such amount.

3.23         Complete and Accurate Information.  No representation or warranty by Lima Energy or by Global Energy contained in this Agreement, and no statement contained in the Schedules or any other documents, certificate or other instrument delivered or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein of therein not misleading.  The Seller has disclosed to the Purchaser all material information relating to the business of Lima Energy or the transactions contemplated by this Agreement.

3.24         Interests of Affiliates.  Except as set forth on Schedule 3.24, to Global Energy’s Knowledge, none of the officers or directors of Lima Energy, nor Global Energy, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business,   None of the officers or directors of Lima Energy, nor Global Energy, owns, directly or indirectly, any interest in, or is a director, officer or stockholder of, any business which is a competitor or a significant customer or a significant supplier of Lima Energy.

3.25         No Entitlement to Change of Control Payment. To Global Energy’s Knowledge, no Person or entity is entitled to any change of control payment as a result of Global Energy’s sale of the Shares of Lima Energy to USASF.

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3.26        Status at Closing.  Global Energy, Inc. represents that at the completion of the Closing, in addition to its conveyance of the shares of Lima Energy Company to USASF, it shall have conveyed all its interest in the Project and to Lima Energy Company, subject to Section 2.3 of this Agreement.

3.27         Sale or Transfer Approval.  Global Energy warrants it will not sell or transfer all or part of its 50% interest in GAS 1 except to HTC Purenergy, Inc. (“HTC”), or as otherwise mutually agreed in writing by the Parties.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LIMA ENERGY

Except as disclosed in the Disclosure Schedule, Lima Energy hereby represents and warrants to USASF as follows:

4.1           Organization and Corporate Power; No Violations. Lima Energy is a corporation duly organized, validly existing and in good standing under the laws of Ohio and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.  Lima Energy has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement, and generally to carry out the transactions contemplated hereby.  The copies of the Articles of Incorporation of Lima Energy and bylaws of Lima Energy, as amended to date, which have been furnished to USASF by Lima Energy, are correct and complete as of the date hereof. Lima Energy will or cause to be done, all things necessary to preserve, renew and keep in full force and effect its legal existence and all governmental approvals material to the conduct of its business.

4.2           Authorization; Enforceability.  This Agreement and the Transaction are within Lima Energy’s corporate powers and have been duly authorized by all necessary corporate (including, if required, stockholder) action.  This Agreement has been duly executed and delivered by Lima Energy, and this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the signatory, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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4.3           Approvals; No Conflicts.  The Transaction (a) does not require any authorization, consent, approval, license, lease, ruling, permit, waiver, exemption, filing, registration or notice by or with any governmental entity, except as have been obtained or made and are in full force and effect, (b) will not violate any applicable state or federal law or the Articles of Incorporation, bylaws or other organizational documents of Lima Energy in a way that could be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Lima Energy or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by Lima Energy in a way that could be expected to result in a Material Adverse Effect, (d) will not result in the creation or imposition of any encumbrance on any property of Lima Energy, under any such indenture, agreement or other instrument in a way that could be expected to result in a Material Adverse Effect, (e) will not violate or result in a default under any indenture, agreement or other instrument binding upon Lima Energy or give rise to a right under any such indenture, agreement or other instrument to require any payment to be made by Lima Energy that could be expected to result in a Material Adverse Effect, and (f) will not result in the creation or imposition of any lien on any property of Lima Energy, under any such indenture, agreement or other instrument that could reasonably be expected to result in a Material Adverse Effect.  Lima Energy will comply in all respects with all governmental rules applicable to it or its property, except as may be contested in good faith in a contest that, individually or in the aggregate with other such contests or except as could not reasonably be expected to result in a Material Adverse Effect.

4.4           Capitalization.

(a)           Immediately prior to the Closing, the authorized capital stock of Lima Energy shall consist solely of 850 shares of Common Stock, of which only one hundred (100) Shares are issued, outstanding and held solely by Global Energy.  Except for the Common Stock, which includes the Shares to be sold hereunder, there are, and shall be, no shares of capital stock or other equity securities of Lima Energy issued, reserved for issuance or otherwise outstanding.  The Shares are duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens and other encumbrances, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, agreement to transfer or any similar right under any provision of Ohio law, the Articles of Incorporation or bylaws of Lima Energy or any contract or agreement to which Lima Energy is a party or otherwise bound.

(b)           As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Lima Energy, or to the best knowledge of Lima Energy is a party or either of them is bound (i) obligating Lima Energy to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in Lima Energy, (ii) obligating Lima Energy, or to the best knowledge of Lima Energy to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Common Stock, except for the specific rights granted to Oxbow Corporation and Global Energy, Inc. per the Disclosure Schedule.

(c)           As of the date of the Closing, and after the Closing, the physical assets and Shares of Lima Energy shall not be subject to any third party liens or other claims which shall have arisen from any activity of Global Energy or of Lima Energy prior to the Closing.

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4.5           Litigation.  There are no actions, suits or proceedings by or before any arbitrator or governmental authority pending against or, to the knowledge of Lima Energy, threatened against or affecting Lima Energy (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect on the Transaction.

4.6           Governmental Consent.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Lima Energy is required in connection with the valid execution and delivery of this Agreement, or the sale of the  Shares, or the consummation of any other transaction contemplated by this Agreement, except the qualification (or taking of such action as may be necessary to secure an exemption from qualification, if available) of the sale of the Shares or under applicable federal and state securities laws, which qualifications (or actions) will be timely sought within the applicable periods therefor.

4.7           No Entitlement to Change of Control Payment. To Global Energy’s Knowledge, no Person or entity is entitled to any change of control payment as a result of Global Energy’s sale of the Shares of Lima Energy to USASF.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF USASF

USASF hereby represents and warrants to each of Global Energy and Lima Energy as follows:

5.1           Organization and Corporate Power; No Violations. USASF is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect.  USASF has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform this Agreement, and generally to carry out the transactions contemplated hereby.  The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder.

5.2           Accredited Investor.  USASF is an “accredited investor” as such term is defined in Regulation D under the Securities Act and was not organized for the specific purpose of acquiring the Shares.

5.3           Investment.  USASF is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of Section 2(11) of the Securities Act, nor with any present intention of distributing or selling the same, and, it has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition thereof.

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5.4           Suitability.  USASF confirms that it understands and has fully considered for purposes of this investment the risks of this investment and understands that (i) this investment is suitable only for a purchaser who is able to bear the economic consequences of losing its entire investment, (ii) the purchase of the Shares is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iv) there are substantial restrictions on the transferability of, and there will be no public market for, the Shares, and accordingly, it may not be possible for it to liquidate its investment in case of emergency.

5.5           Restricted Securities.  USASF understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Global Energy and Lima Energy, respectively, in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.  In this connection, USASF represents that it is familiar with SEC Rule 144 (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

5.6           Legends.  It is understood that the certificates evidencing the Shares shall bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended.  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to Lima Energy that such registration is not required or unless sold pursuant to Rule 144 of such Act.”

5.7           Access to Management.  USASF confirms that, in making its decision to purchase the Shares, it has relied solely upon independent investigations made by it, and that its representatives have been given the opportunity to ask questions of, and to receive answers from, management and other persons acting on behalf of Global Energy and Lima Energy concerning Lima Energy and the terms and conditions of the transactions contemplated by this Agreement, and to obtain any additional information, to the extent such persons possess such information.  USASF further confirms that, as of the Closing, it has received all information necessary to make its decision to purchase the Shares.  The foregoing does not, however, limit the representations and warranties of Global Energy and Lima Energy in Sections 3 and 4, respectively, of this Agreement or the right of USASF to rely thereon.

5.9           Lima Energy Board of Directors.  To recognize the value of significant development history with the Project, USASF confirms that H. H. Graves has the right to remain as Chairman of Lima Energy after closing, and until all three projects referenced in the recitals (Lima Energy GAS 1, Lima Energy GAS 2, and CCGT) are fully funded, constructed and operating.  USASF further confirms that D. N. Lockwood will remain as Project Director.

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ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF USASF

The obligation of USASF to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions, and each of which Global Energy and/or Lima Energy, as applicable, hereby agree to use all reasonable commercial efforts to satisfy at or prior to Closing.  USASF shall have the right to waive any condition not so satisfied.

6.1          Representations and Warranties; Performance of Obligations.  Any representations and warranties of Global Energy and/or Lima Energy, as applicable, set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Global Energy and/or Lima Energy, as applicable, set forth in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though such representations and warranties had been made on and as of the Closing, except those representations and warranties which address matters only as of a particular date (in which case such representations and warranties shall be true and correct as of such date).  All of the terms, covenants and conditions of this Agreement to be complied with or performed by Global Energy and/or Lima Energy, as applicable, on or before the Closing shall have been duly complied with or performed in all material respects.

6.2           No Litigation. No Proceeding before a court or any other Governmental Entity shall have been instituted or threatened, or resulted in any judgment, order, consent decree, stipulation, injunction or other outcome, the effect of which would be to (i)  restrain or prohibit the transactions contemplated by this Agreement; (ii)  cause the transactions contemplated by this Agreement to be rescinded following consummation; (iii)  adversely affect the right of USASF to own, develop, operate or control either Lima Energy or the Project; or (iv) award  substantial damages relating to the transactions contemplated by this Agreement against USASF.

6.3           Approval of Agreement and Transaction by USASF Board of Directors.  The formal approval of this Agreement and Transaction by the Board of Directors of USASF is a condition precedent to the Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF GLOBAL ENERGY

The obligation of Global Energy to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions Global Energy shall have the right to waive any condition not so satisfied.

7.1           Representations and Warranties; Performance of Obligations. Any representations and warranties of USASF set forth in this Agreement shall be true and correct in all respects, as of the date of this Agreement and as of the Closing as though such representations and warranties had been made on and as of the Closing, except those representations and warranties which address matters only as of a particular date (in which case such representations and warranties shall be true and correct as of such date).  All of the terms, covenants and conditions of this Agreement to be complied with or performed by USASF on or before the Closing shall have been duly complied with or performed in all material respects.

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7.2           No Litigation. No Proceeding before a court or any other Governmental Entity shall have been instituted or threatened, or resulted in any judgment, order, consent decree, stipulation, injunction or other outcome, the effect of which would be to (i)  restrain or prohibit the transactions contemplated by this Agreement; or (ii)  cause the transactions contemplated by this Agreement to be rescinded following consummation;

7.3           Approval of Agreement and Transaction by Global Energy Board of Directors.  The formal approval of this Agreement and Transaction by the Board of Directors of Global Energy is a condition precedent to the Closing.

ARTICLE VIII
  CLOSING DELIVERABLES

8.1.          Certificates and Documents of Lima Energy and Global Energy.  At the Closing, Lima Energy and Global Energy, as applicable, shall deliver the following documents to USASF.

(a) a certificate representing the Shares, duly endorsed (or accompanied by duly executed stock powers), free and clear of any lien, charge, pledge or other encumbrance of any nature whatsoever and any voting trusts, restrictions and claims of any kind, together with any other documents reasonably required for the sale, conveyance, transfer and delivery of the  Shares to USASF;

 (b) a certificate, dated as of the Closing Date and signed by the Secretary of Lima Energy, certifying as to (i) the completeness and correctness of attached copies of Lima Energy’s certificate of incorporation and bylaws (including amendments thereto), (ii) resolutions of the board of directors and stockholder of Lima Energy approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the officers of Lima Energy executing this Agreement and any other certificate or document delivered in connection herewith;

(c)  the original minute books, stock books, ledgers and registers and other similar corporate records of Lima Energy;

(d) evidence of all consents required to be obtained under Section 4.3, if any;

(e) an affidavit of non-foreign status that complies with Section 1445 of the Code (a “FIRPTA Certificate”);

(f) original Customer Contracts, and Authorizations;

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(g) releases, including without limitation, termination statements under the Uniform Commercial Code of any financing statements filed against Lima Energy or any assets of Lima Energy, evidencing discharge, removal and termination of all Liens to which Lima Energy or any assets of Lima Energy is subject, which releases shall be effective at or prior to the Closing and shall be in a form reasonably satisfactory to Purchaser;

(h) good standing certificates for Lima Energy from the Secretary of State of Ohio, issued within five (5) days of the Closing Date;

(i) such other assignments, endorsements, required consents, certificates, and documents of conveyance, assignment or of license, as the case may be, that Purchaser reasonably shall request to better evidence the consummation of the Transaction contemplated by this Agreement;

(j) a statement by authorized representatives of Global Energy, Inc. and Lima Energy Company that Global Energy and Lima Energy have complied with all conditions required by this Agreement on or prior to Closing; and

(k) any such corporate records and accounting ledger entries of Global Energy and Lima Energy, as applicable, as may be requested by Purchaser in order to establish that any asset transfers or contributions of Project assets by Global Energy to  Lima Energy required hereunder have been duly accomplished.

8.2.          Deliverables of USASF.  At the Closing, USASF shall deliver the following to Global Energy:

(a) a certificate dated as of the Closing Date and signed by the Secretary of USASF certifying as to (i) the completeness of the Articles of Incorporation of USASF and the bylaws of USASF, as in effect immediately prior to the Closing, (ii) resolutions of the board of directors approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the officers of USASF executing this Agreement and any other certificate or document delivered in connection herewith;

(b)  a good standing certificate, from the Secretary of State of  Delaware within five days of closing;

(c)           A certificate of a senior officer or secretary of USASF, dated as of the Closing, as to such other documents and certificates as Global Energy may request  relating to USASF, the Agreement or the Transaction; and

(d)           The Note, duly executed by Purchaser.

8.4           Successors and Assigns.  The provisions of this Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

8.5           Survival of Representations and Warranties.  All representations and warranties by Global Energy, Lima Energy and USASF shall survive the Closing.

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ARTICLE IX
INDEMNIFICATION

9.1          Indemnification Obligation of Global Energy.  Global Energy shall indemnify, defend and hold harmless USASF Indemnified Parties from, against, and in respect of, any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) (collectively, "Losses") arising out of or relating to:

9.1.1	any breach of any representation or warranty made by Global Energy or Lima Energy in this Agreement;

9.1.2	any breach of any covenant, agreement or undertaking made by Global Energy or by Lima Energy in this Agreement;

9.1.3
(i) any claims made against USASF in pending or future suits, actions investigations or other legal, governmental or administrative proceedings, or (ii) any claims made against USASF and based on violations of Law or, breach of contract; in each case arising out of or relating to events pertaining to the conduct of the business of Global Energy or Lima Energy, or any of the assets of Lima Energy conveyed to Purchaser by this transaction, which shall have occurred prior to the Closing Date, or as a result of the Closing of this transaction;

9.1.4	any Taxes or other Liabilities due and pertaining to or arising from the conduct of the businesses of Lima Energy prior to the Closing Date.

Notwithstanding the foregoing, Global Energy shall not be required to indemnify any USASF Indemnified Party to the extent that such Losses arise out of or result from (x) the gross negligence, recklessness, violation of any applicable laws or willful misconduct of any USASF Indemnified Party, or (y) any material breach of this Agreement by USASF.

The Losses of the USASF Indemnified Parties described in this Section 9.1 as to which the USASF Indemnified Parties are entitled to indemnification are collectively referred to as "Purchaser Losses".  The obligation of Global Energy to indemnify any USASF Indemnified Party against any Purchaser Losses shall be reduced (i) by the net amount, after all reasonable costs, fees and expenses of collection, of any proceeds of insurance from a third party as a direct result of the event giving rise to the claim for indemnification and (ii) to take into account any net tax benefits actually received by the USASF Indemnified Party as a result of any Purchaser Losses.

9.2          Indemnification Obligations of USASF.  USASF shall indemnify, defend, and hold harmless Global Energy Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

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9.2.1	any breach of any representation or warranty made by USASF in this Agreement;

9.2.2	any breach of any covenant, agreement or undertaking made by USASF in this Agreement;

9.2.3	any Taxes or other Liabilities accruing after the Closing Date.

Notwithstanding the foregoing, USASF shall not be required to indemnify any Global Energy Indemnified Party to the extent that such Losses arise out of or result from (x) the gross negligence, recklessness, violation of any applicable laws or willful misconduct of any Global Energy Indemnified Party, (y) any breach of this Agreement by Global Energy, or (z) arising out of any occurrence which is not the subject of this transaction.

The Losses of Global Energy Indemnified Parties described in this Section 9.2 as to which Global Energy Indemnified Parties are entitled to indemnification are collectively referred to as "Seller Losses".  The obligation of Purchaser to indemnify any Seller Indemnified Party against any Seller Losses shall be reduced (i) by the net amount, after all reasonable costs, fees and expenses of collection, of any proceeds of insurance from a third party as a direct result of the event giving rise to the claim for indemnification and (ii) to take into account any net tax benefits actually received by Global Energy Indemnified Party as a result of any Seller Losses.

9.3              Indemnification Procedure.

9.3.1
Promptly following receipt by an Indemnified Party of a copy of a complaint or of notice by a third party of any complaint or of the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Loss or any Seller Loss (as the case may be), such Indemnified Party shall notify USASF or Global Energy, as the case may be (the "Indemnifying Party"), in writing (the "Indemnity Claim Notice") of such complaint or of notice of the commencement of such audit, investigation, action or proceeding; provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the Indemnifying Party being deprived of its right to recover any payment under its applicable insurance coverage, if any, or the Indemnifying Party being deprived of, or being practically unable to assert, rights and defenses otherwise available to the Indemnifying Party with respect to such claim, and provided further, it being agreed that Indemnity Claim Notices must be delivered prior to the expiration of the applicable Claims Period.  The Indemnity Claim Notice shall set forth the identity of the third party claimant, a summary (to the extent then known by the Indemnified Party) of the allegations and nature of the complaint or such audit, investigation, action or proceeding and of the amount asserted in such complaint or of such audit, investigation,

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action or proceeding, and the provision or provisions under this Agreement which form the basis for the indemnity claim being made by the Indemnified Party.  The Indemnifying Party shall have the right, by written notice to the Indemnified Party given within twenty (20) days after receiving the Indemnity Claim Notice, to assume full responsibility for any Purchaser Losses or Seller Losses (as the case may be) resulting from such complaint or such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of such complaint or the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for the Indemnified Party as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding.  In any audit, investigation, action or proceeding for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party's own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

9.3.2
No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.3.1(a) and (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, members, managers, directors, and employees and affiliates from all liability arising out of such claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (x) such settlement, compromise or consent includes an unconditional release of the Indemnified Party and its officers, members, managers, directors, employees and affiliates from all liability arising out of such claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

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9.3.3
In the event an Indemnified Party claims a right to payment pursuant hereto not involving a claim by a third party, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party.  Such notice shall specify the basis for and, to the extent then known by the Indemnified Party, the amount of such claim.  Notices for claims pursuant to this Section 9.3.3 must be delivered prior to the expiration of the applicable Claims Period.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article X or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

ARTICLE X
GRANT OF CROSS LICENSE

10.1         Mutual Grant of Non-Exclusive Right to Use Technical Improvements.  Each Party hereby grants the other Parties the royalty-free, non-exclusive right to use any and all technical improvements to the Intellectual Property used in the development, construction, operation or maintenance of the Lima Energy Project.

ARTICLE XI
 GENERAL

11.1         Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

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11.2            Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopy, by express overnight courier service or mailed by first class mail, postage prepaid, and shall be given, if to Global Energy, to:

Global Energy, Inc.
312 Walnut Street, Suite 2300
Cincinnati, OH 45202
Attn:  H. H. Graves
Fax: (513) 621-5947
Email:  HHG@globalenergyinc.com

if to Lima Energy, to:

Lima Energy Company
312 Walnut Street, Suite 2300
Cincinnati, Ohio  45202
Attn: H. L. Reichart, III
Fax:  513-621-5947
Email:  hlreichart@globalenergyinc.com

if to USASF, to:

USA Synthetic Fuel Corporation
312 Walnut Street, Suite 1000
Cincinnati, OH 45202
Attn:  G. G. Wattley
Fax: (513) 621-5947
Email:  GGWattley@usasfc.com

Notices provided in accordance with this Section 10 shall be deemed delivered upon personal delivery, receipt by telecopy or overnight mail, or 48 hours after deposit in the mail in accordance with the above.

11.3            Review by, and Consultation with, Counsel. The Parties hereby acknowledge that they have had the opportunity to review the Agreement with their legal counsel, and that they have had the opportunity to seek the advice of their legal counsel prior to entering into this Agreement and prior to the Closing.

11.4            No Conditions to Effectiveness; Entire Agreement.  This Agreement, together with any instruments and other documents hereby contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof.

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11.5           Amendments and Waivers.  Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of Global Energy, Lima Energy and USASF.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11.6           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.7           Captions.  The captions of the sections, subsections and paragraphs of this Agreement have been added for convenience only and shall not be deemed to be a part of this Agreement.

11.8           Severability.  Each provision of this Agreement shall be interpreted in such manner as to validate and give effect thereto to the fullest lawful extent, but if any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent so determined and such invalidity or unenforceability shall not affect the remainder of such provision or the remaining provisions of this Agreement.

11.9           Governing Law.  This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Ohio as to matters within the scope thereof, without regard to its principles of conflicts of laws.  Each of the parties hereby irrevocably submits to the jurisdiction of any United States federal court sitting in Ohio in any action, suit or proceeding brought against it by the other party under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

GLOBAL ENERGY, INC.

By:	/s/ H.H. Graves
Name:	H.H. Graves
Title:	President & CEO

LIMA ENERGY COMPANY

By:	/s/ H. L. Reichart, III
Name:	H.L. Reichart III
Title:	President

USA SYNTHETIC FUEL CORPORATION

By:	/s/ Glenn G. Wattley
Name:	Glenn G. Wattley
Title:	President & CEO

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DISCLOSURE SCHEDULE

1.     Oxbow Corporation Rights

Oxbow retains the right to invest $10 million into the Lima Energy project for 4% of the Project’s pre-tax cash flow after debt service and operation and maintenance expenses and rights to be Fuel Supplier for the project with associated fees and sharing in fuel cost savings.

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